As filed with the Securities and Exchange Commission on May 20, 2021. Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_________________________
Masonite International Corporation
(Exact name of registrant as specified in its charter)

British Columbia, Canada (state or other jurisdiction of incorporation or organization)	98-0377314 (I.R.S. Employer Identification Number)

2771 Rutherford Road Concord, Ontario L4K 2N6 Canada (800) 895-2723 (Address, including zip code, of registrant's principal executive offices)

Masonite International Corporation 2021 Equity Incentive Plan (Full Title of the Plan)

Robert E. Lewis
Senior Vice President/General Counsel and Secretary
Masonite International Corporation
1242 East 5th Avenue
Tampa, Florida 33605
(800) 895-2723
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies of all notices, orders and communication to:
Joseph H. Kaufman, Esq.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017-3954
(212) 455-2000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Shares	1,500,000	$117.71	$176,565,000	$19,263
(1)    Covers common shares (the “Common Shares”) of Masonite International Corporation (the “Company” or the “Registrant”) issuable under the Masonite International Corporation 2021 Omnibus Incentive Plan (the “2021 Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)    Pursuant to Rule 457(c) and 457(h)(1) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for the purpose of calculating the amount of the registration fee and are based on a price of $117.71 per Common Share, which is the average of the high and low prices per share of the Common Shares reported on the New York Stock Exchange on May 13, 2021.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the Masonite International Corporation 2021 Omnibus Incentive Plan (the “Plan”) covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed with the Commission by the Company are hereby incorporated by reference in this Registration Statement:
(a)    the description of the Company’s Common Shares contained the Company’s effective Registration Statement on Form 10 (File No. 001-11796) filed by the Company with the Commission on August 19, 2013, and any amendment or report filed for the purpose of updating such description;
(b)    the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2021, filed with the Commission on February 25, 2021;
(c)    the Company's Quarterly Report on Form 10-Q for the quarterly period ended April 4, 2021, filed with the Commission on May 5, 2021;
(d)    the Company's Current Report on Form 8-K, filed with the Commission on January 14, 2021;
(e)    the Company's Current Report on Form 8-K, filed with the Commission on May 18, 2021;
(f)    All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since January 3, 2021 (other than information deemed to have been “furnished” rather than “filed” in accordance with the Commission’s rules).
All documents that the Company subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.

Item 5. Interests of Named Experts and Counsel.
Not applicable.

Item 6. Indemnification of Directors and Officers.
Section 160 of the Business Corporations Act (British Columbia) provides that: (1) the Company may indemnify an individual who: (i) is or was a director or officer of the Company; (ii) is or was a director or officer of another corporation: (A) at a time when such other corporation is or was an affiliate of the Company; or (B) at the request of the Company; or (iii) at the request of the Company, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity, and his or her heirs and personal or other legal representatives of that individual, or an Eligible Person. Such indemnity may provide for indemnification against any judgment, penalty, fine or settlement paid in respect of a proceeding in which such individual, by reason being or having been an Eligible Person is or may be joined as a party, or is or may be liable for provided, (a) he or she acted honestly and in good faith with a view to the best interests of the corporation; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful. (2) In addition to the powers of the Company to indemnify under (1), a court may, on the application of the Company or an Eligible Party: (i) order the Company to indemnify an Eligible Party in the manner provided under (1); (ii) order the enforcement of, or any payment under, an agreement of indemnification entered into by the Company; or (iii) order the Company to pay some or all of the expenses incurred by any person in obtaining an order for indemnification under this item (2). (3) An Eligible Person is entitled to indemnity from the Company in respect of all costs, charges and expenses reasonably incurred by him or her in connection with the defence of any proceeding to which he or she is made a party by reason of being an Eligible Person, if the person seeking indemnity, (a) was substantially successful on the merits in his or her defence of the action or proceeding; and (b) fulfils the conditions set out in clauses (1)(a) and (b). (4) The Company may purchase and maintain insurance for the benefit of an Eligible Party against any liability that may be incurred by reason of the Eligible Party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Company or an associated corporation.
In addition to limitations of liability pursuant to the Business Corporations Act (British Columbia) and applicable law, the Articles provide that no director or officer of the Company shall be liable for the acts or omissions of any other director, officer, employee or agent of the Company, or for any costs, charges or expenses of the Company resulting from any deficiency of title to any property acquired for or on behalf of the Company, or for the insufficiency of any security in or upon which any of the moneys of the Company shall be invested, or for any loss or damage arising from bankruptcy or insolvency, or in respect of any tortious acts of or relating to the Company or any other director, officer, employee or agent of the Company, or for any loss occasioned by an error of judgment or oversight on the part of any other director, officer, employee or agent of the Company, or for any other costs, charges or expenses of the Company occurring in connection with the execution of the duties of the director or officer, unless such costs, charges or expenses are incurred as a result of such person’s own willful neglect, fraud or gross negligence. However, nothing in the Articles shall relieve any director or officer from the duty to act in accordance with the Business Corporations Act (British Columbia) or from liability for any breach of the Business Corporations Act (British Columbia).
The directors must cause the Company to indemnify and advance the reasonable expenses of its directors and former directors, and their respective heirs and personal or other legal representatives to the greatest extent permitted by the Business Corporations Act (British Columbia). Each director is deemed to have contracted with the Company on such terms of indemnify. We expect to purchase directors’ and officers’ liability insurance for the members of the board of directors and certain other officers, substantially in line with that purchased by similarly situated companies.
Each director is also a party to an indemnification agreement with the Company, pursuant to which the Company has agreed, to the fullest extent not prohibited by law and promptly upon demand, to indemnify and hold harmless such director, his heirs and legal representatives from and against (i) all costs, charges and expenses incurred by such director in respect of any claim, demand, suit, action, proceeding or investigation in which such director is involved or is subject by reason of being or having been a director and (ii) all liabilities, damages, costs, charges and expenses whatsoever that the director may sustain or incur as a result of serving as a director in respect of any act, matter, deed or thing whatsoever made, done, committed, permitted or acquiesced in by such director in his capacity as a director, whether before or after the effective date of such indemnification agreement.
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.
The following exhibits are filed as part of this Registration Statement.

Exhibit No.	Description
4.1	Amended and Restated Articles of Masonite International Corporation (incorporated herein by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K (File No. 001-11796) filed with the Commission on February 26, 2015)
4.2	Masonite International Corporation 2021 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K (File No. 001-11796) filed with the Commission on May 18, 2021)
5*	Opinion of Cassels Brock & Blackwell LLP
23.1*	Consent of Cassels Brock & Blackwell LLP (included in Exhibit 5 hereto)
23.2*	Consent of Ernst & Young LLP, an Independent Registered Certified Public Accounting Firm
24*	Powers of Attorney (included on the signature page to this Registration Statement)

*	Filed herewith.
Item 9. Undertakings.
(a)     The undersigned registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Tampa, State of Florida, on May 20, 2021.

Masonite International Corporation

By:	/s/ Russell T. Tiejema
Name: Russell T. Tiejema
Title: Executive Vice President and Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)
POWER OF ATTORNEY
Each of the registrant and each director or officer of the registrant whose individual signature appears below hereby appoints Russell T. Tiejema and Robert E. Lewis and each of them, any of whom may act without the joinder of the others, as the true and lawful attorney-in-fact and agent of the undersigned, in any and all capacities, with full power of substitution, to sign any and all amendments to this Registration Statement (including post-effective amendments), and, in connection with any registration of additional securities, to sign any abbreviated registration statement and any and all amendments thereto, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement and power of attorney have been signed by the following persons in the capacities indicated below on May 20, 2021.

Signature	Title

/s/ Howard C. Heckes	President, Chief Executive Officer and Director
Howard C. Heckes	(Principal Executive Officer)
/s/ Russell T. Tiejema	Executive Vice President and Chief Financial Officer
Russell T. Tiejema	(Principal Financial Officer and Principal Accounting Officer)
/s/ Robert J. Byrne	Director and Chairman of the Board
Robert J. Byrne
/s/ Jody L. Bilney	Director
Jody L. Bilney
/s/ John H. Chuang	Director
John H. Chuang
/s/ Peter R. Dachowski	Director
Peter R. Dachowski

Signature	Title

/s/ Jonathan F. Foster	Director
Jonathan F. Foster
/s/ Daphne E. Jones	Director
Daphne E. Jones
/s/ William S. Oesterle	Director
William S. Oesterle
/s/ Francis M. Scricco	Director
Francis M. Scricco
/s/ Jay I. Steinfeld	Director
Jay I. Steinfeld